Exhibit 99.1

Investor Contact: Mark Barnett Vice President, Investor Relations 614 677-5331 Media Contact: Jeff Botti Director, Corporate Communications 614 249-6339

August 3, 2005

Nationwide Financial Reports Second Quarter Results,

Announces Share Repurchase Program

Second quarter net income ahead of prior year by 36 percent

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of long-term savings and retirement products, today reported second quarter 2005 net income of $141.2 million, or $0.92 per diluted share, compared with second quarter 2004 net income of $104.2 million, or $0.68 per diluted share.

Nationwide Financial also announced that its Board of Directors authorized a $300.0 million share repurchase program.

“This quarter’s results reflect the progress we are making against our strategic priorities – meeting the needs of our customers and partners while improving our overall financial performance,” said Jerry Jurgensen, chief executive officer. “We will continue to focus on strengthening our core business model and investing for the future in new and emerging growth opportunities.” Jurgensen added: “The share repurchase program underscores the strength of our capital position and our confidence in the long-term future of Nationwide Financial.”

Nationwide Financial analyzes operating performance using a non-GAAP financial measure called “net operating earnings,” which the company believes enhances understanding and comparability of its performance by highlighting its results from continuing operations and the underlying profitability drivers. See Exhibit 3 for a description of non-GAAP financial measures included in this earnings announcement, a reconciliation of non-GAAP financial measures to GAAP financial measures and the substantive reasons why the company believes presentation of these non-GAAP financial measures provides useful information to investors regarding its financial condition and results of operations. The table on the following page reconciles net operating earnings to net income, including the related diluted per share amounts, for the periods indicated.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza
Columbus, OH 43215-2220
www.nationwidefinancial.com

NFS reports second quarter 2005 earnings — 2

	Three months ended June 30,
	2005		2004**
(in millions, except per share data)	Amount	Per diluted share	Amount	Per diluted share
Net operating earnings	$146.1	$0.95	$127.6	$0.83
Net realized gains (losses) on investments, hedging instruments and hedged items, net of taxes*	(1.3)	(0.01)	(22.1)	(0.14)
Discontinued operations, net of tax	(3.6)	(0.02)	(1.3)	(0.01)

Net income	$141.2	$0.92	$104.2	$0.68

*	Excluding operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes).
**	Prior periods exclude operations of Cap Pro Holding, Inc., which have been reclassified as discontinued operations.

The quarter’s net operating earnings were $146.1 million, or $0.95 per diluted share, compared to net operating earnings of $127.6 million, or $0.83 per diluted share, a year ago. The 14 percent year-over-year increase was driven by improved operating results in two of the company’s three primary business segments. Compared to a year ago, pre-tax operating earnings of the individual investments segment increased 10 percent and individual protection pre-tax operating earnings increased 13 percent. These increases, together with a $15.0 million improvement in pre-tax operating earnings in the corporate and other segment, more than offset a decline in retirement plans pre-tax operating earnings of 4 percent.

“I’m pleased with our overall results this quarter. We continue to realize the benefits from the actions we took last year to realign our operating model, and our focus on execution and disciplined expense management is translating into improved operating results,” said Mark Thresher, president and chief operating officer. “In addition, the strong capital position we’ve built will allow us the flexibility to invest in growth opportunities while also returning excess capital to our shareholders.”

Highlights from the quarter:

•	Sales totaled $4.2 billion, with $1.7 billion, or 41 percent, of sales from affiliated distribution and $2.5 billion, or 59 percent, from non-affiliated distribution.

•

Affiliated distribution sales increased 9 percent compared to the second quarter of 2004. The increase was driven by higher public and private retirement plans sales combined with an increase in corporate-owned life insurance (COLI) sales.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza
Columbus, OH 43215-2220
www.nationwidefinancial.com

NFS reports second quarter 2005 earnings — 3

•

Non-affiliated distribution sales declined 9 percent compared to the prior year. The decline was driven by lower individual fixed and variable annuity sales across independent broker/dealers, wirehouse and regional firms, and financial institutions, partially offset by double-digit increases in private sector retirement plans sales in the independent broker/dealers and financial institutions channels.

•	Total net inflows, or customer deposits net of withdrawals, were $344.3 million in the second quarter of 2005 compared to $1.0 billion in the second quarter of 2004.

•

Individual investments net outflows in the quarter were $519.2 million, compared to net inflows of $49.7 million a year ago. Lower individual fixed and variable annuity sales combined with an increase in lapse rates on an older block of variable annuity business drove the decline.

•	Retirement plans net inflows were $718.3 million in the quarter compared to net inflows of $719.7 million a year ago.

•	Individual protection net inflows decreased to $145.2 million compared to $265.2 million in the second quarter a year ago. This change was primarily driven by COLI surrenders.

•

Total revenues increased 10 percent to $1.1 billion compared to the second quarter of 2004. Higher net investment income and lower realized losses on investments, hedging instruments and hedged items drove the increase.

•	Total assets as of June 30, 2005 were $115.7 billion, down slightly from $117.0 billion as of December 31, 2004.

•	Included in the current period’s total assets were $63.8 billion in assets held in separate accounts, a decrease of 2 percent compared to $64.9 billion as of December 31, 2004.

•	General account assets were $51.9 billion, down slightly from $52.1 billion as of December 31 2004.

•	Shareholders’ equity was $5.4 billion, or $35.52 per share, as of June 30, 2005, compared to $5.2 billion, or $34.20 per share, as of December 31, 2004.

•	Excluding accumulated other comprehensive income (AOCI), shareholders’ equity was $5.0 billion, or $32.94 per share, versus $4.8 billion, or $31.36 per share.

•	Operating return on average equity excluding AOCI, as defined in Exhibit 3, was 11.7 percent for the quarter, compared to 11.3 percent in the fourth quarter of 2004.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza
Columbus, OH 43215-2220
www.nationwidefinancial.com

NFS reports second quarter 2005 earnings — 4

Operating Segment Second Quarter Financial Highlights

Nationwide Financial reports its results in three primary business segments: individual investments, retirement plans and individual protection. Following are the financial highlights and a discussion of the results for each of these segments, plus a discussion of results for the corporate and other segment:

	Three months ended June 30,
(in millions)	2005	2004	Change
Individual Investments
Sales	$1,108.1	$1,449.2	(24%)
Net flows	(519.2)	49.7	NM
Operating revenues	390.4	375.7	4%
Pre-tax operating earnings	68.3	62.3	10%

Account values	51,707.8	50,461.6	2%
Interest spread on average general account values	1.95%	1.81%
Pre-tax operating earnings to average account values	0.53%	0.50%
Return on average allocated capital	12.3%	10.9%

Retirement Plans
Sales	$2,612.4	$2,400.6	9%
Net flows	718.3	719.7	—
Operating revenues	262.6	248.9	6%
Pre-tax operating earnings	45.3	47.0	(4%)

Account values	78,293.5	68,309.6	15%
Interest spread on average general account values	1.85%	2.01%
Pre-tax operating earnings to average account values	0.23%	0.28%
Return on average allocated capital	17.7%	19.3%

Individual Protection
Sales	$437.8	$431.0	2%
Net flows	145.2	265.2	(45%)
Operating revenues	339.6	332.5	2%
Pre-tax operating earnings	62.5	55.4	13%

Policy reserves	16,604.3	14,467.7	15%
Life insurance in force	123,346.7	107,533.8	15%
Pre-tax operating earnings to operating revenues	18.4%	16.7%
Return on average allocated capital	9.5%	8.8%

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Insurance • Financial Services • On Your Side	One Nationwide Plaza
Columbus, OH 43215-2220
www.nationwidefinancial.com

NFS reports second quarter 2005 earnings — 5

Individual Investments Segment

Second quarter individual investments sales of $1.1 billion increased 4 percent compared to last quarter, but decreased 24 percent below a year ago. Individual variable annuity sales of $929.0 million increased 3% versus last quarter, but were down 18 percent compared to second quarter a year ago. Individual fixed annuity sales of $67.6 million increased compared to first quarter 2005 by 8 percent, but decreased 71 percent compared to a year ago.

“During the second quarter, we enhanced our package of customer solutions with the launch of Income Foundation,” said Thresher. “In addition to the guaranteed lifetime income an immediate annuity provides, this rider allows equity market participation, but with the financial stability that is desired by customers who are entering or already living in retirement.”

Advisory services program sales were $63.8 million during the quarter, an increase of 45 percent versus second quarter a year ago and 20 percent over the first quarter of 2005. Income product sales of $47.7 million were higher than last year and the prior quarter by 36 percent and 6 percent, respectively.

Pre-tax operating earnings grew 10 percent compared to the second quarter of 2004, driven by increased interest-spread income and policy charges and lower general operating expenses. Partially offsetting the gain was an increase in life benefits driven by an increase in the value of embedded variable annuity product guarantees, net of the change in hedge value.

Interest spread income grew 8 percent, or $5.9 million, versus the year ago quarter. Interest credited remained flat versus a year ago while net investment income improved by 3 percent. Interest spread margins were 195 basis points in the second quarter, compared to 181 basis points in the second quarter a year ago and 195 basis points in the first quarter of 2005. Included in the current quarter were 17 basis points, or $6.8 million, of income from prepayment penalties on mortgage loans and bond call premiums, compared to 6 basis points, or $2.4 million, in the second quarter a year ago and 17 basis points, or $7.0 million, in the first quarter of 2005.

The individual investments segment operating margin, defined as the ratio of pre-tax operating earnings to average account values, was 53 basis points for the quarter, compared to 50 basis points a year ago and 49 basis points in the prior quarter. Return on average allocated capital was 12.3 percent for the quarter, compared to 10.9 percent reported for the second quarter of 2004 and 11.4 percent last quarter.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza
Columbus, OH 43215-2220
www.nationwidefinancial.com

NFS reports second quarter 2005 earnings — 6

Retirement Plans Segment

Sales in this segment grew 9 percent compared to the second quarter of 2004. Public sector sales grew 7 percent versus a year ago, driven by continued strong growth from the New York and California state cases. Private sector sales increased 10 percent versus a year ago, driven by strong sales in both the large- and small-plan 401(k) market.

Pre-tax operating earnings declined 4 percent compared to a year ago as lower policy charges, increased expenses related to growth initiatives and investments in technology, and a moderate increase in trail commissions were partially offset by an increase in other income. Other income, which includes administrative fees from non-insurance retirement and deferred compensation plans, and asset-based fees from the trust product small-plan 401(k) platform, increased $16.0 million, or 35 percent, compared to the second quarter of 2004. The mix shift from annuity-based business to trust-based business contributed to the decrease in policy charges, as trust-based policy charges are reported as other income.

Interest-spread income was slightly lower than a year ago, as increased net investment income driven by higher average general account assets and prepayment penalty income was offset by an increase in interest credited. Interest-spread margins were 185 basis points in the quarter, compared to 201 basis points in the same period a year ago and 206 basis points in the first quarter of 2005. Included in the current quarter were 19 basis points, or $5.2 million, of prepayment penalty income, compared to 10 basis points, or $2.5 million, in the second quarter a year ago, and 26 basis points, or $6.8 million, last quarter. The decline in the interest-spread margin net of prepayment penalty income is being driven by the combination of long-duration higher yielding assets rolling over into lower yielding assets, and yields on new cash flows that are below the portfolio rate.

The operating margin, defined as the ratio of pre-tax operating earnings to average account values, was 23 basis points for the quarter. This compares to 28 basis points for the same quarter a year ago and 25 basis points last quarter. Return on average allocated capital was 17.7 percent in the quarter, down from 19.3 percent a year ago and 18.6 percent in the first quarter of 2005.

Individual Protection Segment

The individual protection segment reports results from two businesses: investment life, which includes individual variable and corporate- and bank-owned life insurance (COLI/BOLI), and fixed life, which includes universal, whole and term life insurance products.

This segment reported total pre-tax operating earnings of $62.5 million for the quarter, an increase of 13 percent over $55.4 million last year. Investment life products pre-tax operating earnings growth of 31 percent was partially offset by a 7 percent decline in pre-tax operating earnings from fixed life products.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza
Columbus, OH 43215-2220
www.nationwidefinancial.com

NFS reports second quarter 2005 earnings — 7

The operating margin for the segment, defined as the ratio of pre-tax operating earnings to operating revenues, was 18.4 percent for the quarter, compared to 16.7 percent in the same quarter of 2004 and 21.2 percent in the first quarter of 2005. Return on average allocated capital of 9.5 percent for the quarter represented an increase compared to the 8.8 percent in the same quarter last year but a decrease from the 11.0 percent reported in the previous quarter.

Highlights from the two life insurance businesses include:

Investment life: Individual variable life sales were $165.3 million for the second quarter of 2005 compared to $174.8 million a year ago as the market for equity-linked life products continues to be challenging. COLI sales grew 11 percent compared to last year driven by a 44 percent increase in first-year sales, partially offset by flat renewals.

Investment life pre-tax operating earnings were $37.9 million compared to $29.0 million in the second quarter of 2004. This increase was driven by higher interest spread income and policy charges and lower mortality expenses, partially offset by increased amortization of deferred policy acquisition costs (DAC).

Fixed life: Individual fixed life sales of $129.6 million compared to $127.2 million posted during the prior year quarter.

Second quarter fixed life pre-tax operating earnings were $24.6 million versus $26.4 million in the second quarter of 2004. Mortality expenses and lower interest spread income were partially offset by decreased amortization of DAC compared to last year.

Corporate and Other Segment

Corporate and other segment pre-tax operating earnings were $21.4 million in the second quarter of 2005, compared to $6.4 million in the second quarter of 2004 and $13.0 million in the first quarter of 2005. Increased prepayments, investment income on a higher level of invested assets and private equity investments, and lower general operating expenses, partially offset by decreased other income, contributed to the improvement over the prior year.

In structured products, the closing of one low-income-housing securitization transaction and one commercial mortgage-backed securities transaction during the second quarter of 2005 contributed $3.3 million of pre-tax operating earnings for the quarter. This compares to $6.1 million of pre-tax operating earnings from structured products in the second quarter of 2004 and $3.4 million in the first quarter of 2005.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza
Columbus, OH 43215-2220
www.nationwidefinancial.com

NFS reports second quarter 2005 earnings — 8

During the second quarter of 2005, the company decided to dispose of its interest in Cap Pro Holding, Inc. (Cap Pro) to focus resources on other strategic priorities. Therefore, the financial results of Cap Pro are no longer reported in the corporate and other segment and all periods presented have been reclassified to present Cap Pro as a discontinued operation.

During the quarter, $200.0 million of medium-term notes (MTN) were issued and $358.1 million matured. The interest-spread margin for the MTN business was 139 basis points, compared to 129 basis points in the same quarter last year and 135 basis points last quarter.

Business Outlook

The information provided below includes certain forward-looking statements, is based on current business conditions and incorporates a range of possible results that are intended to illustrate the sensitivity of the company’s margins and returns to these factors.

To the extent that equity-market performance varies from levels indicated in this business outlook, the company’s results will vary accordingly. Additionally, the company’s ability to meet the indicated outlook is subject to the factors described in the forward-looking information section found on the following page.

The table below outlines the company’s expectations for full-year earnings drivers and is based on the performance of the equity markets and the related performance of Nationwide Financial’s separate account assets achieving a return of 0 to 1 1/2 percent during each remaining quarter of 2005.

2005 Business Outlook

Individual Investments Segment

Interest-spread margin	185-190 bps

Pre-tax operating earnings to average account values	43-48 bps

Retirement Plans Segment

Interest-spread margin	180-185 bps

Pre-tax operating earnings to average account values	20-25 bps

Individual Protection Segment

Investment Life

Pre-tax operating earnings to operating revenues	22-24%

Fixed Life

Pre-tax operating earnings to operating revenues	12-14%

Nationwide Financial

Operating return on average equity	11-11.5%

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Insurance • Financial Services • On Your Side	One Nationwide Plaza
Columbus, OH 43215-2220
www.nationwidefinancial.com

NFS reports second quarter 2005 earnings — 9

Authorization of Share Repurchase Program

The Board of Directors of Nationwide Financial today approved a stock repurchase program. The program authorizes Nationwide Financial to repurchase, from time to time, up to $300.0 million in shares of its common stock in the open market, in block trades or otherwise, and through privately negotiated transactions. Such repurchases are to be made in compliance with all applicable laws and regulations, including the United States Securities and Exchange Commission rules. The program may be superseded or discontinued at any time.

Nationwide Financial’s management will determine the timing and amount of any repurchases based upon its evaluation of market conditions, share price and other factors. The stock repurchase program will be funded using Nationwide Financial’s working capital. As of July 29, 2005, Nationwide Financial had 57,459,575 shares of Class A common stock outstanding and 95,633,767 shares of Class B common stock outstanding.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza
Columbus, OH 43215-2220
www.nationwidefinancial.com

Earnings Conference Call

Nationwide Financial will host a conference call from 10 a.m. to 11 a.m. EDT on Thursday, August 4, 2005 to discuss second quarter 2005 results. To participate in the call, dial 1-706-679-3234 and provide your name and company name to the operator. Please dial into the call 10-15 minutes early to facilitate a timely connection. A simultaneous webcast of the call will also be available from the investor relations section of the company’s Web site at www.nationwidefinancial.com. Anyone unable to participate in the call can listen to a replay starting at 2 p.m. EDT time August 4, 2005 through midnight EDT August 11, 2005 by dialing 1-706-645-9291, conference ID 7259540. An audio archive and transcript of the call will be posted to the investor relations section of Nationwide Financial’s Web site within 48 hours of the call.

Quiet Period

Toward the end of each quarter, the company has a quiet period when it no longer publishes or updates its current outlook, and company representatives will not comment on financial results or expectations. The quiet period will extend until the day when the next earnings announcement is published. For the third quarter of 2005, the quiet period will be October 12, 2005 through November 2, 2005.

Columbus-based Nationwide Financial is the holding company for the domestic life insurance and retirement savings operations of Nationwide, which owns 62.5 percent of the outstanding common shares of Nationwide Financial. The major operating subsidiary of Nationwide Financial is Nationwide Life Insurance Company. To obtain investor materials, including the company’s 2004 Annual Report to Shareholders, 2004 Annual Report on Form 10-K and other corporate announcements, please visit the investor relations section of the company’s Web site at www.nationwidefinancial.com.

Forward-Looking Information

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Nationwide Financial Services, Inc. and subsidiaries (NFS or collectively, the Company). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among other, the following possibilities: (i) change in Nationwide Corporation’s control of the Company through its beneficial ownership of 94.3% of the combined voting power of all the outstanding common stock and 62.5% of the economic interest in the Company; (ii) the Company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt service obligations and the applicable regulatory restrictions on the ability of the Company’s subsidiaries to pay such dividends; (iii) the potential impact on the Company’s reported net income and related disclosures that could result from the adoption of certain accounting and/or financial reporting standards issued by the Financial Accounting Standards Board, Public Company Accounting Oversight Board or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; restrictions on mutual fund distribution payment arrangements such as revenue sharing and 12b-1 payments; and regulation changes resulting from industry practice investigations; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the equity markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of deferred policy acquisition costs (DAC) and/or value of business acquired (VOBA), reduction in the value of the Company’s investment portfolio or separate account assets, or a reduction in the demand for the Company’s products; (xi) general economic and business conditions which are less favorable than expected; (xii) competitive, regulatory or tax changes that affect the cost of, or demand for, the Company’s products; (xiii) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xiv) settlement of tax liabilities for amounts that differ significantly from those recorded on the balance sheet; (xv) deviations from assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts and in pricing the Company’s products; and (xvi) adverse litigation results and/or resolution of litigation and/or arbitration or investigation results.

Insurance • Financial Services • On Your Side	One Nationwide Plaza
Columbus, OH 43215-2220
www.nationwidefinancial.com

Exhibit 1 to Second Quarter 2005 Earnings Announcement

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Income – Unaudited

	Three months ended June 30,		Six months ended June 30,
(in millions, except per share data)	2005	2004	2005	2004
Revenues:
Policy charges	$311.1	$307.0	$624.0	$613.1
Life insurance premiums	99.7	99.4	195.6	196.1
Net investment income	596.2	547.2	1,181.5	1,115.7
Net realized (losses) gains on investments, hedging instruments and hedged items	(1.2)	(32.0)	25.1	(45.3)
Other	81.1	71.0	163.7	134.4

Total revenues	1,086.9	992.6	2,189.9	2,014.0

Benefits and Expenses:
Interest credited to policyholder account values	354.4	330.0	695.0	665.2
Other benefits and claims	146.8	138.1	283.6	273.2
Policyholder dividends on participating policies	26.3	26.2	53.2	48.4
Amortization of deferred policy acquisition costs	113.5	108.7	239.0	219.8
Amortization of value of business acquired	11.7	13.9	23.7	26.4
Interest expense on debt	26.8	25.7	52.9	51.3
Other operating expenses	211.9	212.9	425.3	426.8

Total benefits and expenses	891.4	855.5	1,772.7	1,711.1

Income from continuing operations before federal income tax expense	195.5	137.1	417.2	302.9
Federal income tax expense	50.7	31.6	111.4	73.9

Income from continuing operations	144.8	105.5	305.8	229.0
Discontinued operations, net of taxes	(3.6)	(1.3)	(4.1)	(1.8)
Cumulative effect of adoption of accounting principle, net of taxes	—	—	—	(3.4)

Net income	$141.2	$104.2	$301.7	$223.8

Earnings from continuing operations per common share:
Basic	$0.95	$0.69	$2.00	$1.51
Diluted	$0.94	$0.69	$1.99	$1.50
Earnings per common share:
Basic	$0.92	$0.69	$1.97	$1.47
Diluted	$0.92	$0.68	$1.96	$1.46
Weighted average common shares outstanding:
Basic	153.0	152.1	152.9	152.0
Diluted	153.7	152.9	153.6	152.9
Cash dividends declared per common share	$0.19	$0.18	$0.38	$0.36

Insurance • Financial Services • On Your Side	One Nationwide Plaza
Columbus, OH 43215-2220
www.nationwidefinancial.com

Exhibit 2 to Second Quarter 2005 Earnings Announcement

NATIONWIDE FINANCIAL SERVICES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	June 30,	December 31,
(in millions)	2005	2004
	(Unaudited)
Assets
Investments:
Securities available-for-sale, at fair value
Fixed maturity securities	$31,778.5	$31,516.8
Equity securities	80.8	87.0
Trading assets, at fair value	28.5	15.9
Mortgage loans on real estate, net	9,214.7	9,267.5
Real estate, net	103.8	108.3
Policy loans	928.6	987.2
Other long-term investments	628.0	604.2
Short-term investments, including amounts managed by a related party	2,022.0	2,009.9

Total investments	44,784.9	44,596.8
Cash	45.8	52.4
Accrued investment income	409.6	428.7
Deferred policy acquisition costs	3,581.0	3,561.1
Value of business acquired	458.9	480.4
Other intangible assets	46.7	48.7
Goodwill	389.6	382.3
Other assets	2,214.1	2,497.0
Assets held in separate accounts	63,769.1	64,903.2

Total assets	$115,699.7	$116,950.6

Liabilities and Shareholders’ Equity
Liabilities:
Future policy benefits and claims	$40,842.3	$41,077.2
Short-term debt	352.1	230.8
Long-term debt	1,406.1	1,406.0
Other liabilities	3,895.2	4,118.3
Liabilities related to separate accounts	63,769.1	64,903.2

Total liabilities	110,264.8	111,735.5

Shareholders’ equity:
Class A common stock	0.7	0.7
Class B common stock	1.0	1.0
Additional paid-in capital	1,651.0	1,634.6
Retained earnings	3,640.6	3,400.0
Accumulated other comprehensive income	395.7	432.2
Treasury stock	(252.5)	(251.4)
Other, net	(1.6)	(2.0)

Total shareholders’ equity	5,434.9	5,215.1

Total liabilities and shareholders’ equity	$115,699.7	$116,950.6

Insurance • Financial Services • On Your Side	One Nationwide Plaza
Columbus, OH 43215-2220
www.nationwidefinancial.com

Exhibit 3 to Second Quarter 2005 Earnings Announcement

Non-GAAP Measures Used in this Earnings Announcement by Nationwide Financial

Nationwide Financial prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). In addition to using the GAAP consolidated financial statements, Nationwide Financial also analyzes operating performance using the following non-GAAP financial measures. The non-GAAP financial measures below appear in the accompanying earnings announcement.

Operating revenues are calculated by adjusting total revenues to exclude net realized gains and losses on investments not related to securitizations and operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes), hedging instruments and hedged items.

Operating realized gains (losses) include net realized gains (losses) on investments related to securitizations and operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes), hedging instruments and hedged items.

Pre-tax operating earnings are calculated by adjusting earnings from continuing operations before federal income taxes and cumulative effect of adoption of accounting principles, if any, to exclude net realized gains and losses on investments, hedging instruments and hedged items, except for operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes) and realized gains and losses related to securitizations, if any. Pre-tax operating earnings are a GAAP financial measure as it relates to the individual investments, retirement plans, individual protection and corporate and other segments, as this is the level at which management evaluates operating results for these segments.

Net operating earnings are calculated by adjusting net income to exclude non-operating net realized gains and losses on investments, hedging instruments and hedged items, discontinued operations and cumulative effect of adoption of accounting principles, if any, all net of tax.

Net operating earnings per diluted share are calculated by dividing net operating earnings by the number of weighted average diluted shares outstanding for the period indicated.

Operating return on average equity is calculated by annualizing net operating earnings and dividing by average shareholders’ equity excluding accumulated other comprehensive income.

Book value per share excluding accumulated other comprehensive income is calculated by dividing total shareholders’ equity less accumulated other comprehensive income by the number of shares outstanding as of the date indicated.

Use of Non-GAAP Measures in Practice

Operating revenues, operating realized gains (losses), pre-tax operating earnings, net operating earnings, net operating earnings per diluted share, operating return on average equity, book value per share excluding accumulated other comprehensive income or similar measures are commonly used in the insurance industry as measures of ongoing earnings performance.

Excluded Items and Cautionary Information

The excluded items are important in understanding Nationwide Financial’s overall results of operations, and Nationwide Financial’s definition of these non-GAAP financial measures may differ from those used by other companies. None of these non-GAAP financial measures should be viewed as substitutes for any GAAP financial measures.

Specifically, operating revenues, operating realized gains (losses), pre-tax operating earnings, net operating earnings, net operating earnings per diluted share, operating return on average equity and book value per share excluding accumulated other comprehensive income should not be viewed as substitutes for total revenues, net realized gains (losses) on investments, hedging instruments and hedged items, income from continuing operations before federal income taxes, net income, earnings per diluted share, return on average equity and book value per share, respectively, determined in accordance with GAAP. Nationwide Financial believes that the presentation of these non-GAAP financial measures as they are measured for management purposes enhances the understanding of Nationwide Financial’s results of operations by highlighting the results from continuing operations, on a pre- and post-tax basis as applicable, and the underlying profitability drivers of Nationwide Financial’s business.

Nationwide Financial excludes net realized gains and losses on investments not related to securitizations and periodic net coupon settlements on non-qualifying derivatives, hedging instruments and hedged items, net of tax, from these non-GAAP financial measures because such items are often the result of a series of independent event-driven activities, the timing of which may or may not be at Nationwide Financial’s discretion. Excluding the fluctuating effects of these transactions helps to depict trends in the underlying profitability of Nationwide Financial’s business without consideration of these items. Nationwide Financial also excludes discontinued operations and the cumulative effect of adoption of accounting principles from net operating earnings, if any, as such adjustments are not reflective of the continuing operations of Nationwide Financial’s business.

Insurance • Financial Services • On Your Side	One Nationwide Plaza
Columbus, OH 43215-2220
www.nationwidefinancial.com

Exhibit 3 to Second Quarter 2005 Earnings Announcement

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

The following tables reconcile non-GAAP financial measures used in the accompanying Nationwide Financial earnings announcement to the most comparable GAAP financial measures for each of the periods indicated. Page one of the earnings announcement includes a reconciliation of net operating earnings to net income, including per diluted share information. This table has not been repeated in this exhibit. Also, a reconciliation of the forward-looking non-GAAP financial measure net operating earnings per diluted share to net income per diluted share has not been provided because Nationwide Financial does not regularly project realized gains and losses on investments, hedging instruments and hedged items1 (realized gains and losses). Realized gains and losses represented ($0.17) per weighted average diluted share in 2004 and ranged from ($0.08) to ($0.44) per weighted average diluted share over the past five full years. The results of past accounting periods, including quarterly and annual results, are not necessarily indicative of the results to be expected for any future accounting period.

Operating revenues to revenues

	Three months ended June 30,			Six months ended June 30,
(in millions)	2005		2004 [2]	2005		2004 [2]
Operating revenues	$1,088.9		$1,026.6	$2,165.8		$2,064.5
Net realized (losses) gains on investments, hedging instruments and hedged items[1]	(2.0)		(34.0)	24.1		(50.5)

Revenues	$1,086.9		$992.6	$2,189.9		$2,014.0

Operating net realized gains to net realized (losses) gains on investments, hedging instruments and hedged items

	Three months ended June 30,			Six months ended June 30,
(in millions)	2005		2004[2]	2005		2004 [2]
Operating net realized gains	$0.8		$2.0	$1.0		$5.2
Net realized (losses) gains on investments, hedging instruments and hedged items[1]	(2.0)		(34.0)	24.1		(50.5)

Net realized (losses) gains on investments, hedging instruments and hedged items	$(1.2)		$(32.0)	$25.1		$(45.3)

Pre-tax operating earnings to income from continuing operations before federal income taxes

	Three months ended June 30,			Six months ended June 30,
(in millions)	2005		2004[2]	2005		2004 [2]
Pre-tax operating earnings	$197.5		$171.1	$393.1		$353.4
Net realized (losses) gains on investments, hedging instruments and hedged items[1]	(2.0)		(34.0)	24.1		(50.5)

Income from continuing operations before federal income taxes	$195.5		$137.1	$417.2		$302.9

Net operating earnings to net income and net operating return on average equity to return on average equity

	Three months ended June 30,
	2005			2004 [2]
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex AOCI	w/AOCI	Amount	Ex AOCI	w/AOCI
Net operating earnings	$146.1	11.7%	11.0%	$127.6	11.3%	10.2%
Net realized losses on investments, hedging instruments and hedged items, net of taxes[1]	(1.3)	(0.1%)	—	(22.1)	(2.0%)	(1.7%)
Discontinued operations, net of taxes	(3.6)	(0.3%)	(0.3%)	(1.3)	(0.1%)	(0.1%)
Cumulative effect of adoption of accounting principle, net of taxes	—	—	—	—	—	—

Net income	$141.2	11.3%	10.7%	$104.2	9.2%	8.4%

Average equity, excluding accumulated other comprehensive income (AOCI)	$4,981.9			$4,507.3
Average AOCI	309.2			479.6

Average equity	$5,291.1			$4,986.9

	Six months ended June 30,
	2005			2004 [2]
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex AOCI	w/AOCI	Amount	Ex AOCI	w/AOCI
Net operating earnings	$290.1	11.8%	11.0%	$261.8	11.7%	10.6%
Net realized gains (losses) on investments, hedging instruments and hedged items, net of taxes[1]	15.7	0.6%	0.6%	(32.8)	(1.5%)	(1.3%)
Discontinued operations, net of taxes	(4.1)	(0.1%)	(0.1%)	(1.8)	(0.1%)	(0.1%)
Cumulative effect of adoption of accounting principle, net of taxes	—	—	—	(3.4)	(0.1%)	(0.2%)

Net income	$301.7	12.3%	11.5%	$223.8	10.0%	9.0%

Average equity, excluding AOCI	$4,915.6			$4,461.7
Average AOCI	350.2			488.0

Average equity	$5,265.8			$4,949.7

Book value per share excluding AOCI to book value per share
	As of June 30, 2005			As of December 31, 2004
(in millions, except per share data)	Amount		Per share	Amount		Per share
Total equity, excluding AOCI	$5,039.2		$32.94	$4,782.9		$31.36
AOCI	395.7		2.58	432.2		2.84

Total equity	$5,434.9		$35.52	$5,215.1		$34.20

Shares outstanding	153.0			152.5

[1]	Excluding operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes).

[2]	Prior periods exclude operations of Cap Pro Holding, Inc., which have been reclassified as discontinued operations.

Insurance • Financial Services • On Your Side	One Nationwide Plaza
Columbus, OH 43215-2220
www.nationwidefinancial.com